Exhibit 99.1

Aimfinity Investment Corp. I Announces Results of the Extraordinary General Meeting of the Shareholders and Extension of the Deadline for an Initial Business Combination

Wilmington, Delaware, July 27, 2023 (GLOBE NEWSWIRE) -- Aimfinity Investment Corp. I (NASDAQ: AIMAU) (the “Company”), a blank check company incorporated as a Cayman Islands exempted company, today announced it held an extraordinary general meeting of the shareholders (the “Extraordinary General Meeting”) and obtained the shareholders’ approval for the proposals.

At the Extraordinary General Meeting, the shareholders of the Company approved, by special resolution, to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”) to allow the Company until July 28, 2023 to consummate an initial business combination and may elect to extend the period to consummate an initial business combination up to nine times, each by an additional one-month period, for a total of up to nine months to April 28, 2024, by depositing to the Company’s trust account (the “Trust Account”) the lesser of (i) $85,000 for all public shares and (ii) $0.04 for each public share for each one-month extension (each such deposit, a “Monthly Extension Payment”).

Pursuant to the shareholders’ approval, the Company may extend on monthly basis from July 28, 2023 until April 28, 2024 or such an earlier date as may be requested by the sponsor of the Company, Aimfinity Investment LLC (the “Sponsor”), and authorized by its board, to complete a business combination by depositing the Monthly Extension Payment for each month into the Trust Account.

Mr. I-Fa Chang, the sole member and manager of the Sponsor, as the designee of the Sponsor, deposited an aggregate of $85,000 into the Trust Account on July 27, 2023. As a result, the Company extended the deadline that it must complete its initial business combination from July 28, 2023 to August 28, 2023.

About Aimfinity Investment Corp. I

Aimfinity  Investment Corp. I is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company has not selected any business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with it. While the Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company, it will not complete its initial business combination with a target that is headquartered in China (including Hong Kong and Macau) or conducts a majority of its business in China (including Hong Kong and Macau).

Forward-Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed on April 17, 2023. Such forward-looking statements include the successful consummation of the Company’s initial public offering or exercise of the underwriters’ over-allotment option. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact Information:

Aimfinity Investment Corp. I

I-Fa Chang

Chief Executive Officer

221 W 9th St, PMB 235

Wilmington, Delaware 19801

ceo@aimfinityspac.com